EXHIBIT 4(v)

                         ANNUITY INVESTORS[SERVICEMARK]
                             LIFE INSURANCE COMPANY


                        TAX SHELTERED ANNUITY ENDORSEMENT

The annuity contract is changed as set out below to add provisions for a Tax Sheltered Annuity.

   APPLICABLE TAX LAW RESTRICTIONS. This annuity contract is intended to receive contributions that qualify for deferred tax treatment under Internal Revenue Code ("IRC") Section 403(b). It is restricted as required by federal tax law. We may change the terms of this annuity contract or administer this annuity contract at any time as needed to comply with that law. Any such change may be applied retroactively.

   NO ASSIGNMENT OR TRANSFER. A participant cannot assign, sell, or transfer his or her interest in this annuity contract. A participant cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

      1) an interest in this annuity contract may secure a loan made under any loan provisions of this annuity contract;

      2) an interest in this annuity contract may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

      3) a participant may designate another person to receive payments with the participant based on joint lives or joint life expectancies, but any such designation shall not give that other person any present rights under the annuity contract during the participant's lifetime.

   LIMITS ON CONTRIBUTIONS. We may refuse to accept any contribution to this annuity contract that does not qualify for deferred tax treatment under IRC
   Section 403(b) and Section 415. Contributions made for a participant to this annuity contract and any other plan, contract, or arrangement under salary reduction agreement(s) with his or her employer(s) cannot exceed the limits of IRC Section 402(g).

   DISTRIBUTION RESTRICTIONS ON SALARY REDUCTION CONTRIBUTIONS AND CUSTODIAL ACCOUNTS TRANSFERS. To comply with federal tax law, distribution restrictions apply to amounts under this annuity contract that represent:

      1) contributions made after December 31, 1988 under any salary reduction agreement with an employer;

      2)   income   earned  after   December   31,  1988  on  salary   reduction
           contributions whenever made; or

      3) transfers from a custodial account described in IRC Section 403(b)(7) and all income attributable to the amount transferred.

   Any such amount cannot be distributed from this annuity contract unless the participant has:

      1)   reached age 59-1/2; or

      2)   separated from service with his or her employer; or

      3)   become disabled (as defined in IRC Section 72(m)(7)); or

      4) in the case of salary reduction contributions (including salary reduction contributions to a custodial account), incurred a hardship as defined under the IRC.


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   A withdrawal  made by reason of a hardship  cannot  include any income earned after December 31, 1988 attributable to salary reduction contributions.

   IRC Section 72(m)(7) states that: "An individual shall be considered to be disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. An individual shall not be considered to be disabled unless he furnishes proof of the existence thereof in such form and manner as the Secretary [of the Treasury] may require."

   DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), a participant or his or her surviving spouse may elect to have any portion of an eligible rollover distribution (as defined in IRC Section 403(b)(8)) paid directly to an Individual Retirement Annuity or Individual Retirement Account (as defined in IRC Section 408) or, if allowed, to another Tax Sheltered Annuity (as defined in IRC Section 403(b)), specified by the participant or surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

   REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE. The Required Beginning Date for distributions of a participant's interest in this annuity contract is April 1 following the later of the calendar year in which the participant reaches age 70-1/2 or the calendar year in which the participant retires.
   No later than the Required Beginning Date:

      1) the participant's interest in this annuity contract must be paid in full; or

      2) distributions of the participant's interest in this annuity contract must begin in the form of periodic payments made at least annually
           (i) for the participant's life or as joint and survivor payments to the participant and one other individual, or (ii) over a period certain not to exceed the participant's life expectancy or the joint and last survivor life expectancy of the participant and one other individual named to receive any remaining payments after the participant's death, with payments which do not increase or increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

   All distributions made hereunder shall be made in accordance with the requirements of IRC Section 401(a)(9), including the incidental death benefit requirements of IRC Section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirements of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

   Life expectancies are computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. The life expectancies of a participant and his or her spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the Required Beginning Date. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of the individual in the calendar year in which the participant reaches age 70-1/2 or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year such life expectancy was first determined.

   REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. If the participant dies after the Required Beginning Date or after payments begin irrevocably (subject to acceleration), the remaining portion of the participant's interest in this annuity contract must continue to be distributed at least as rapidly as under the method of distribution being used prior to the participant's death.



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   If the  participant  dies  before  the  Required  Beginning  Date and  before payments begin irrevocably, the participant's entire interest in this annuity contract must be paid either:

      1) in full by December 31 of the fifth calendar year after the participant's death; or

      2) over the life or over a period certain not greater than the life expectancy of the individual designated under this annuity contract to receive payments after the participant's death with payments beginning by December 31 of the first calendar year after the participant's death.

   However, if the participant's surviving spouse is the individual designated to receive his or her entire interest in this annuity contract, then the starting date for payments under clause 2) above may be delayed to a date not later than December 31 of the calendar year in which the participant would have reached age 70-1/2. If the participant's surviving spouse dies before payments begin under this provision, then this provision shall apply upon the death of the participant's spouse as if the participant's spouse were the owner of this annuity contract.

   Life expectancy is computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For distributions beginning after the participant's death, the life expectancy of the participant's surviving spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the date payments are required to begin. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of such individual in the calendar year in which payments are required to begin or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first determined.

This is part of the annuity contract. It is not a separate contract. It changes the annuity contract only as and to the extent stated. In all cases of conflict with the other terms of the annuity contract, the provisions of this Endorsement shall control.

      Signed for us at our office as of the date of issue.



          /s/ Betty Kasprowicz                      /s/ James M. Mortensen

          SECRETARY                                 EXECUTIVE VICE PRESIDENT












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